Exhibit 99.1

Fred’s First Quarter 2011 Net Income Increases 16%

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 26, 2011--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the first quarter ended April 30, 2011.

For the first quarter of 2011, Fred's net income increased 16% to $9.5 million or $0.24 per diluted share compared with net income of $8.2 million or $0.21 per diluted share in the year-earlier period. Fred's total sales for the first quarter of fiscal 2011 increased 3% to $484.4 million from $471.6 million for the same period last year. Comparable store sales for the quarter increased 1.0% on top of a 2.2% increase for the first quarter last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are pleased that Fred's delivered 16% net income growth for the first quarter compared with the prior-year period, underscoring a 30-basis-point improvement in operating profit margin. This increase reflected a solid showing for the Company in the face of the many challenges that affected the quarter. First quarter challenges included a historic number of tornadoes, flooding and other weather issues that cut across the heart of our markets. This was on top of more persistent problems, like the significant run-up in fuel costs and ongoing high unemployment. Our team did an outstanding job of keeping our stores open during and after the storms, helping customers both in our stores and in the communities we serve, and minimizing our stores' recovery time and costs.

"When we have witnessed this type of community devastation in the past, markets typically have remained slow for a period of up to 90 days or so, and then average tickets historically have increased as customers recover and regain confidence," Efird added. "Looking ahead to the second quarter, we anticipate that May and June comparable sales may trend to a range of 1% to 2%. The programs and initiatives now underway that have proven successful in driving traffic, along with the efforts of our operations team, are keys factors that give us confidence to keep our forecast unchanged for the second quarter and 2011."

Fred's gross profit for the first quarter of 2011 increased 1% to $137.9 million from $136.9 million in the prior-year period. Gross margin for the quarter decreased 50 basis points to 28.5% compared with 29.0% in the same quarter last year. The drop in gross margin for the quarter resulted primarily from lower pharmacy department reimbursement rates, higher LIFO impact on cost of goods sold, and fuel price increases on inbound freight.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, improved by 80 basis points to 25.4% of sales compared with 26.2% in the year-earlier period. During the quarter, expenses leveraged in insurance costs, labor and professional fees favorably offsetting increases in fuel related transportation and distribution costs.

Operating income for the first quarter of 2011 increased 15% to $15.1 million or 3.1% of sales compared with $13.2 million or 2.8% of sales in the prior-year period.

During the first quarter, Fred's opened one new store and four pharmacy express locations and closed seven underperforming stores and one pharmacy express location as part of its 2011 operating plan. Additionally, one franchise was also closed during the quarter. The Company also remodeled and refreshed 56 stores with its new Core 5 elements in the quarter, bringing the total stores upgraded to 264 during 2010 and 2011.

In the second quarter of 2011, the Company expects total sales to increase 2% to 4%. Comparable store sales are expected to increase 1% to 2% versus an increase of 2.5% in the second quarter last year. Earnings per diluted share are forecasted to increase 8% to 23% to a range of $0.14 to $0.16 for the second quarter compared with earnings per share of $0.13 in the same period last year. Based on this outlook, the Company continues to expect total earnings per diluted share for 2011 to be in the range of $0.84 to $0.90, representing an increase of 12% to 20% over last year.

Currently, Fred's, Inc. operates 673 discount general merchandise stores, including 23 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's first quarter 2011 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until June 26, 2011.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended April 30, 2011	13 Weeks Ended May 1, 2010	Percent Change
Net sales	$484,399	$471,647	2.7%
Operating income	$15,123	$13,182	14.7%
Net income	$9,514	$8,191	16.2%
Net income per share:
Basic	$0.24	$0.21	14.3%
Diluted	$0.24	$0.21	14.3%
Average shares outstanding:
Basic	39,149	39,203
Diluted	39,246	39,246

FRED'S, INC. Unaudited Fiscal 2011 First Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended April 30, 2011	% of Total	13 Weeks Ended May 1, 2010	% of Total
Net sales	$484,399	100.0%	$471,647	100.0%
Cost of goods sold	346,457	71.5%	334,698	71.0%
Gross profit	137,942	28.5%	136,949	29.0%
Depreciation & amortization	7,773	1.6%	6,963	1.5%
Selling, general and administrative expenses	115,046	23.8%	116,804	24.7%
Operating income	15,123	3.1%	13,182	2.8%
Interest expense, net	70	0.0%	50	0.0%
Income before income taxes	15,053	3.1%	13,132	2.8%
Provision for income taxes	5,539	1.1%	4,941	1.1%
Net income	$9,514	2.0%	$8,191	1.7%
Net income per share:
Basic	$0.24		$0.21
Diluted	$0.24		$0.21
Weighted average shares outstanding:
Basic	39,149		39,203
Diluted	39,246		39,246

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	April 30, 2011	May 1, 2010
ASSETS:
Cash and cash equivalents	$57,051	$48,255
Inventories	331,302	319,269
Receivables	29,723	30,457
Other non-trade receivables	20,535	22,818
Prepaid expenses and other current assets	11,635	10,618
Total current assets	450,246	431,417
Property and equipment, net	152,060	137,618
Intangibles	22,242	15,712
Other non-current assets	3,332	4,040
Total assets	$627,880	$588,787

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$104,493	$97,213
Current portion of indebtedness	378	200
Current portion of capital lease obligation	138	-
Accrued expenses and other	41,445	41,198
Deferred income taxes	22,275	19,561
Total current liabilities	168,729	158,172

Long-term portion of indebtedness	7,189	4,135
Deferred income taxes	1,563	1,525
Other non-current liabilities	18,461	17,569
Total liabilities	195,942	181,401
Shareholders' equity	431,938	407,386
Total liabilities and shareholders' equity	$627,880	$588,787

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer